AGREEMENT

               Agreement (the "Agreement") dated September 20 , 1994 between Churchill U.S.A., Inc., a Colorado corporation ("CUSA"), Summit Overseas Exploration, Inc., a Nevada corporation
          ("Summit"), and Villiers Group plc, a public limited company organized under the laws of Northern Ireland ("Villiers").

                                       RECITALS

               The boards of directors of CUSA, Summit, and Villiers have determined that it is advisable and in the best interests of their respective stockholders to capitalize CSV Holdings, Inc., a Colorado corporation ( CSV ).

               The purpose of CSV is to administer the Nukern holdings to maximize and crystallize its value for the benefit of the CSV shareholders.

               THEREFORE, in consideration of the foregoing, the parties to this Agreement hereby agree as follows:

               1. Each party will transfer their Nukern holdings to CSV on or before September 30, 1994. Those holdings are:

                    a.  Churchill U.S.A., Inc.  = 24.47% working interest
                    b. Summit Overseas Exploration, Inc. = 42.22% working interest
                    c.  Villiers Group plc  = 19.83% working interest

               2. Upon completion of Items 1, 5, and 6 of this Agreement, each party will receive a loan note the value of which shall equal 60% of the independent engineering evaluation of their Nukern holdings. The value assigned to the loan note will be adjusted annually to reflect current engineering evaluations.

               3. Each party will also receive the following number of common shares in CSV upon completion of Items 1, 5, and 6 of this Agreement. Those share amounts are:

                    a.  Churchill U.S.A., Inc.  =  244.7 shares
                    b.  Summit Overseas Exploration, Inc. =  422.2 shares
                    c.  Villiers Group plc  =  198.3 shares

               4. No party shall transfer either the loan note receivable from CSV or the common shares without the written consent of each of the shareholders.

               5. Each party will bring their accounts payable as of May 31, 1994, current with Churchill Energy, Inc., the Operator of the Nukern Lease, via wire transfer of funds on or before September 30, 1994. Those accounts payable are:




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                    a.  Churchill U.S.A., Inc.  =   $10,884.10
                    b.  Summit Overseas Exploration, Inc. =   $60,241.04
                    c.  Villiers Group plc  =  $25,757.84

                   Churchill Energy, Inc. shall continue to act as operator unless a successor operator is appointed in accordance with the Operating Agreement.

               6.  Each party will  make a working capital loan to  CSV via
          wire transfer of  funds on  or before  September 30,  1994.   The
          amounts of the loans are:

                    a.  Churchill U.S.A., Inc.  =   $24,465
                    b.  Summit Overseas Exploration, Inc. =  $42,223
                    c.  Villiers Group plc  =  $19,832

               The working capital loan will be used for the following purposes:

                    a.   Maintenance of the Nukern Lease
                    b.   Steam flood expansion

               7. Each party hereby agrees that should CSV direct the Operator of the Nukern Lease to place said lease in a maintenance mode CSV will, if necessary, issue notice to the shareholders hereunder to make additional capital available in the form of a loan to CSV to meet maintenance costs which are estimated to be approximately $10,000 per month. CSV shareholders shall contribute and pay such additional capital within thirty days of the date of the notice in pro-rata amounts based on the number of shares owned by each shareholder.


               8. Upon failure of any shareholder to pay such additional capital as required pursuant to paragraph 7 above, CSV shall issue a notice of default in payment. The notice of default will be sent via registered delivery. Failure to pay the additional capital and bring all accounts with CSV current within ninety
          (90) days after notice of default shall result in cancellation and forfeiture of all of such shareholder's shares in CSV. CSV shall hold the share certificates of each shareholder to effect the provisions of this paragraph in the event of a failure to pay expenses as agreed.

               9.   The   following   actions   require  100%   shareholder
          approval:

                    a.   Issuance of additional shares
                    b.   Modifications of shareholder rights
                    c.   Purchase, sale or hypothecation of assets
                    d.   Joint venture agreements
                    e.   Borrowings
                    f.   Any action that is not in concourse with the



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                         purpose for which the corporation was established

               10. Each shareholder will receive a quarterly statement of cash flow and quarterly summaries of production and of income and expenditures.

               11. CUSA, Summit, and Villiers each represents and warrants that each is a corporation duly incorporated, validly existing, and in good standing under the laws of its respective jurisdiction.

                    CUSA, Summit, and Villiers each represents and warrants that it has the requisite corporate power and authority to execute, deliver and perform the Agreement.

                    Neither the execution, delivery, and performance of the Agreement by CUSA, Summit, or Villiers nor the consummation of the transactions contemplated by the Agreement will (i) violate or conflict with the charter documents or bylaws, or similar governing instruments of CUSA, Summit, and Villiers; (ii) violate or conflict with any law, regulation, order, judgment, award, administrative interpretation, injunction, writ, or decree applicable to CUSA, Summit, or Villiers or by which any of them are bound, or any agreement or understanding between any administrative or regulatory authority, on the one hand, and CUSA, Summit, or Villiers on the other hand; or (iii) violate or conflict with, result in a breach of, result in or permit the acceleration or termination of, or constitute a default (whether with notice or lapse of time, or both) under any material agreement, instrument, note, indenture, mortgage, lien, lease, or other contract, arrangement, or understanding to which CUSA, Summit, or Villiers is party.

               12. All disputes arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association in Denver, Colorado.

               13. For purposes of this Agreement notice shall be deemed complete upon completion of facsimile transmission to the numbers listed for each party below (all such facsimile transmissions to be confirmed in writing by registered delivery), or upon depositing notice for delivery by courier under items calling for delivery within three business days to the addresses listed below for each party:

                    Churchill U.S.A., Inc.
                    Irongate 3, Suite 200
                    777 S. Wadsworth Blvd.
                    Lakewood, CO  80226
                    303-987-1480
                    303-987-0464 (Fax)




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                    Summit Overseas Exploration, Inc.
                    Irongate 3, Suite 201
                    777 S. Wadsworth Blvd.
                    Lakewood, CO  80226
                    303-987-0925
                    303-987-0464 (Fax)





















































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                    Villiers Group plc
                    Empress Works
                    16 Empress Street
                    Cornbrook
                    Manchester M16 9EN
                    44-61-872-3333
                    44-61-872-7092 (Fax)

               14.  This Agreement  will terminate September  30, 1994,  if the conditions set forth in Items 1, 5, and 6 in the Agreement are not completed. If this Agreement is terminated, such termination will be without liability of any party (or any stockholder, director, officer, employee, agent, consultant, or representative of such party) to the other parties to this Agreement.

               IN WITNESS WHEREOF, Churchill U.S.A., Inc., Summit Overseas Exploration, Inc. and Villiers Group plc have executed this Agreement.

          ATTEST                             CHURCHILL U.S.A., INC.




          By:/s/ John Webb                   By:/s/ Wendy A. Cribari

               99 Charterhouse Street             President
               London EC1



          ATTEST                             SUMMIT  OVERSEAS  EXPLORATION,
          INC




          By:/s/ John Webb                   By:/s/  Anthony J. Carroll
                                                  President


          WITNESS                            VILLIERS GROUP PLC




          By:/s/ John Webb                   By:/s/ R. Luetchford

                                                  Chairman






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